EXHIBIT 99.2

S&W Seed Company Announces Closing of
Acquisition of DuPont Pioneer Alfalfa Research
and Production Assets

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matthew Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - December 31, 2014 - S&W Seed Company (Nasdaq: SANW), the largest `non-dormant' alfalfa seed company in the world, and DuPont Pioneer, the world's leading developer and supplier of advanced plant genetics, today announced the closing of the previously disclosed acquisition by S&W of DuPont Pioneer's alfalfa production and research facility assets, as well as conventional (non-GMO) alfalfa germplasm, for a purchase price of up to $42 million.

Mark Grewal, chief executive officer of S&W Seed Company, commented, "We are extremely pleased to have completed the acquisition of DuPont Pioneer's alfalfa seed research and production operations. The combination of S&W's leading `non-dormant' alfalfa seed capabilities with Pioneer's leading `dormant' alfalfa seed operations is a natural fit that creates a powerful combination that will permit S&W to become a significant contributor in one of the most compelling opportunities in agriculture - the desire for increased protein in a growing global population. We look forward to capitalizing on the numerous growth opportunities that we believe this acquisition provides."

Key attributes of the acquisition include:

  The newly acquired alfalfa business is expected to contribute approximately $26 million of incremental revenues during the remainder of fiscal year '15 ending June 30, 2015 and approximately $40 million of incremental annual revenues in the fiscal year ending June 30, 2016, with annual adjusted EBITDA margins of approximately 14% to 18%;
  Natural product line extension that quickly accelerates S&W's `dormant' capabilities, nearly doubling the size of the Company's addressable market;
  10-year distribution agreement with DuPont Pioneer provides minimum annual purchase commitments and enhanced level of revenue and earnings predictability;
  Major increase in United States sales presence;

  Cross-selling opportunities of acquired varieties with S&W's existing distributors;
  Expands diversification of S&W's production capabilities and contracted grower base, with less reliance on any one geographic area for seed production requirements;
  Expanded R&D capabilities create industry-leading alfalfa seed development team with addition of a research facility in Arlington, Wisconsin;
  Adds to seed portfolio over 15 DuPont Pioneer alfalfa seed varieties in the market today and more than 60 varieties that are currently in DuPont Pioneer's development pipeline, including 6 patented plant varieties and 26 PVP (Plant Variety Protection) registrations in the U.S. and international markets;
  Expands seed cleaning and shipping capabilities with addition of a mill in Nampa, Idaho; and
  Enhances management and technical expertise through the addition of key executive management and employees from the alfalfa group at DuPont Pioneer.

Mr. Grewal expanded, "This transaction is more than an acquisition of assets from one company by another. It sets S&W Seed to continue on a path of providing farmers with some of the very best in alfalfa seed genetics for years to come. This transaction is structured to provide us the ability to leverage our greatest assets to further advance our growth strategy going forward. I look forward to maximizing the opportunity that this acquisition and agreement create today as well as into the future."

Matthew Szot, chief financial officer of S&W Seed Company, commented, "The acquisition of the DuPont Pioneer alfalfa research and production assets is a transformative acquisition that will be immediately accretive to the company. The structure of our distribution agreement provides a long-term revenue stream and allows for us to leverage the DuPont Pioneer sales representative infrastructure, thereby maximizing efficiencies and significantly expanding our overall operating margins. We look forward to taking advantage of the many synergies that this acquisition creates."

The purchase price consists of $27 million in cash (paid at closing from the proceeds of a recently announced  private placement which closed concurrent with the closing of the acquisition), a promissory note payable by S&W to DuPont Pioneer in the initial principal amount of $10 million (issued at closing), and a potential earn-out payment (payable as an increase in the principal amount of the note) of up to $5 million based on sales of products containing the acquired germplasm and Pioneer purchases under distribution and production agreements in the three-year period following the closing. The promissory note bears interest at 3% per annum (paid annually) and is payable in full on December 31, 2017.

S&W has also agreed, subject to the satisfaction of certain conditions, to purchase DuPont Pioneer's GMO alfalfa germplasm and related assets for an additional $7 million in cash. The closing for the second acquisition, if all conditions to closing are satisfied, will occur on December 29, 2017. If the second acquisition is completed, the total purchase price for both acquisitions would be up to $49 million (including the $5 million earn-out).

Conference Call

S&W will look to arrange a conference call to more fully discuss the attributes of the acquisition in the coming weeks.

About S&W Seed Company

Founded in 1980, S&W Seed Company is a global agricultural Company, headquartered in the Central Valley of California. The Company is the largest producer of non-dormant alfalfa seed varieties in the world, with production operations in the San Joaquin and Imperial Valleys of California, as well as in South Australia. The Company has worldwide sales and distribution through both a domestic direct sales force as well as dealer-distributors. The Company's proprietary varieties are designed to meet the shifting needs of farmers that require high performance in poor and highly saline soil conditions and have been verified over decades of university-sponsored trials. Additionally, the Company is utilizing its research and breeding expertise to develop and produce U.S.-based stevia leaf. Stevia is an all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement for S&W Seed Company

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, its Quarterly Report on Form 10-Q for the period ended September 30, 2014, and in other filings made by the Company with the Securities and Exchange Commission.

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